                                                                     EXHIBIT (8)

                     SULLIVAN & CROMWELL
              NEW YORK TELEPHONE: (212) 558-4000
        TELEX: 62694 (INTERNATIONAL) 127816 (DOMESTIC)                      125 BROAD STREET, NEW YORK 10004-2498
              CABLE ADDRESS: LADYCOURT, NEW YORK
         FACSIMILE: (212) 558-3588 (125 BROAD STREET)
               (212) 558-3792 (250 PARK AVENUE)

                                                                  April 12, 1994
First Union Corporation,
  One First Union Center,
     Charlotte, North Carolina 28288-0013
BancFlorida Financial Corporation,
  5801 Pelican Bay Boulevard,
     Naples, Florida 33963
Ladies and Gentlemen:
     We have acted as special counsel to First Union Corporation, a corporation organized under the laws of North Carolina ("First Union"), in connection with the planned mergers (the "Mergers") of BancFlorida Financial Corporation, a corporation organized under the laws of Delaware ("BFL"), with and into First Union Corporation of Florida, a corporation organized under the laws of Florida and a wholly owned subsidiary of First Union ("FUNC-FL"), (the "Corporate Merger"), and of BancFlorida, a Federal Savings Bank, a stock federal savings bank organized under the laws of the United States (the "Bank"), with and into First Union National Bank of Florida, a national banking association organized under the laws of the United States ("FUNB-FL"), (the "Bank Merger") pursuant to the Agreement and Plan of Mergers, dated as of the 17th day of January, 1994, by and among BFL, the Bank, First Union, FUNC-FL and FUNB-FL (the "Agreement"). Capitalized terms used but not defined herein shall have the meanings specified in the Agreement.
     We have assumed with your consent that:
     (a) the Mergers will be effected in accordance with the Agreement, and
     (b) the representations contained in the letters of representation from BFL and First Union to us dated April 8, 1994, and April 6, 1994, respectively, will be true on the Effective Date.
     On the basis of the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our opinion that, under presently applicable Federal income tax law,
          (i) no gain or loss will be recognized for federal income tax purposes by BFL stockholders upon the exchange in the Corporate Merger of shares of BFL Common Stock or BFL Preferred Stock solely for shares of FUNC Common Stock ("FUNC Common Shares") (except with respect to cash received in lieu of a fractional share interest in FUNC Common Stock);
          (ii) the basis of FUNC Common Shares received in the Corporate Merger by BFL stockholders (including the basis of any fractional share interest in FUNC Common Stock) will be the same as the basis of the shares of BFL Common Stock or BFL Preferred Stock surrendered in exchange therefor;
          (iii) the holding period of the FUNC Common Shares received in the Corporate Merger by a BFL stockholder (including the holding period of any fractional share interest in FUNC Common Stock) will include the holding period during which the shares of BFL Common Stock or BFL Preferred Stock surrendered in exchange therefor were held by the BFL stockholder, provided such shares of BFL Common Stock or BFL Preferred Stock were held as capital assets; and
          (iv) cash received by a holder of BFL Common Stock or BFL Preferred Stock in lieu of a fractional share interest in FUNC Common Stock will be treated as received in exchange for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the BFL Common Stock or BFL Preferred Stock allocable to the fractional share interest.

     The tax consequences described above may not be applicable to a BFL stockholder who acquired the stock of BFL pursuant to the exercise of an employee stock option or right or otherwise as compensation or to a BFL stockholder that is an insurance company, securities dealer, financial institution or foreign person.
     We hereby consent to the reference to us under the heading "The
Mergers -- Certain Federal Income Tax Consequences" in the Proxy Statement-Prospectus pertaining to the Mergers and to the filing of this opinion as an exhibit to the related Registration Statement on Form S-4 filed with the Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
                                         Very truly yours,
                                         SULLIVAN & CROMWELL